Exhibit 99(a)

Contacts: Stacey Sullivan, Media Relations	Marie Perry, Investor Relations
(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL REPORTS CONTINUED MARGIN IMPROVEMENTS AND A YEAR

OVER YEAR INCREASE IN SECOND QUARTER FISCAL 2011 EPS

DALLAS (Jan. 25, 2011) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal second quarter ended Dec. 29, 2010.

Highlights for the second quarter of fiscal 2011 include the following:

•	Earnings per diluted share, before special items, increased to $0.38 compared to $0.25 for the second quarter of fiscal 2010 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased to $0.41 from $0.18 in the second quarter of the prior year

•	Restaurant operating margin[1] improved 210 basis points to 17.4 percent

•	Total revenues decreased 4.8 percent to $671.9 million

•	Same restaurant sales at company-owned restaurants decreased 3.5 percent consisting of a 4.9 percent decrease at Chili’s and a 4.7 percent increase at Maggiano’s

•	Cash flows provided by operating activities were $70.0 million and capital expenditures totaled $31.8 million for the first six months of fiscal 2011

•

The Company repurchased approximately 8.3 million shares of its common stock for $157.2 million in the second quarter resulting in a fiscal year to date total of approximately 13.6 million shares for $249.9 million

•	The Company paid a dividend of 14 cents per share, an increase of 27.3 percent over the prior year quarter

“Our second quarter results demonstrate progress made on our commitment to double EPS in five years,” said Doug Brooks, President and Chief Executive Officer “We’ve gained this traction through continued margin expansion at Chili’s, top line growth at Maggiano’s and investments in our business designed to generate profitable and sustainable long term sales growth.”

[1]	Restaurant operating margin is defined as Revenues less Cost of sales, Restaurant labor and Restaurant expenses.

Table 1: Q2 comparable restaurant sales

Q2 11 and Q2 10, company-owned, reported brands and franchise; percentage

	Oct	Nov	Dec	Q2 11	Q2 10[1]
Company-Owned	(3.6)	(7.3)	0.0	(3.5)	(2.9)
Chili’s
Comparable Restaurant Sales	(4.3)	(9.6)	(0.8)	(4.9)	(3.2)
Pricing Impact	1.2	1.1	1.1	1.0	1.2
Mix-Shift	0.6	1.5	1.2	1.2	(1.3)
Traffic	(6.1)	(12.2)	(3.1)	(7.1)	(3.1)
Maggiano’s
Comparable Restaurant Sales	1.6	9.2	4.2	4.7	(1.6)
Pricing Impact	0.3	1.1	1.5	1.0	0.5
Mix-Shift	(1.8)	0.7	(4.0)	(2.0)	(2.2)
Traffic	3.1	7.4	6.7	5.7	0.1

Franchise[2]				(4.1)	(4.8)
Domestic Comparable Restaurant Sales				(6.5)	(4.8)
International Comparable Restaurant Sales				2.9	(4.6)

System-wide[3]				(3.7)	(3.6)

[1]	Brinker International comparable restaurant sales for prior year exclude the impact of discontinued operations.
[2]

Although franchise comparable sales are not sales attributable to the Company, including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development. The Company generates royalty revenue, advertising fees and rental payments based on franchisee sales, where applicable.

[3]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

The Company’s fiscal 2010 consisted of 53 weeks compared to 52 weeks for fiscal 2011. The comparable restaurant sales percentages above have not been adjusted to reflect the one week calendar shift. Considering this shift, company-owned comparable restaurant sales were (3.7), (4.9) and (4.1) percent for October, November and December, respectively, resulting in (4.1) percent for the quarter. Management believes the adjusted presentation is a useful gauge of the company’s performance (see adjusted comparable restaurant sales at Table 3).

Quarterly Operating Performance

CHILI’S second quarter revenues of $548.3 million represent a 7.4 percent decrease from the prior year period driven by a 4.9 percent decline in comparable restaurant sales. Revenues were also impacted by a net decline in capacity of 3.1 percent due to the sale of 21 restaurants to a franchisee in December 2009 and ten restaurant closures since the second quarter of fiscal 2010. Restaurant operating margin increased compared to the prior year due to favorable cost of sales driven by the positive impact of changes to value offerings and decreased commodity prices for chicken, ribs and cheese. Additionally, restaurant labor was positively impacted by the implementation of Team Service, partially offset by sales deleverage and higher restaurant management compensation.

MAGGIANO’S second quarter revenues were $107.8 million and comparable restaurant sales increased 4.7 percent primarily driven by improved traffic. Comparable restaurant sales have increased for four consecutive quarters and traffic has increased for five consecutive quarters. Restaurant operating margin increased compared to prior year primarily due to improved cost of sales resulting from menu changes and sales leverage.

ROYALTY AND FRANCHISE revenues totaled $15.8 million for the quarter, a decrease of 4.3 percent over the prior year driven in part by the recognition of franchise and development fees associated with the sale of 21 restaurants to a franchisee in the prior year quarter. International franchise comparable restaurant sales increased 2.9 percent while domestic franchise comparable restaurant sales decreased 6.5 percent for the same period. Since the second quarter of fiscal 2010, international and domestic franchisees have had net openings of 15 and five restaurants, respectively. Royalty revenues are recognized based on the sales generated and reported to the company by its franchisees. Brinker franchisees generated $372.5 million in sales for the second quarter of fiscal 2011, an increase of 1.3 percent over the prior year.

Other

General and administrative expense decreased $1.0 million for the quarter primarily due to decreased salary expense from lower headcount.

The effective income tax rate increased to 17.5 percent in the current quarter as compared to 16.8 percent in the same quarter last year primarily due to an increase in earnings, partially offset by the resolution of certain tax positions resulting in a positive impact in the current quarter. Excluding the impact of special items, the effective income tax rate from continuing operations increased to 27.3 percent in the current quarter from 27.1 percent in the same quarter last year driven primarily by increased earnings.

Non-GAAP Reconciliation

The company believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of income from continuing operations before special items

Q2 11 and Q2 10; $ millions and $ per diluted share after-tax

	Q2 11	EPS Q2 11	Q2 10	EPS Q2 10
Income from Continuing Operations	37.5	0.41	14.8	0.14
Other (Gains) and Charges	1.7	0.02	11.3	0.11
Adjustment for Tax Items	(4.1)	(0.05)	—	—

Income from Continuing Operations before Special Items	35.1	0.38	26.1	0.25

“The solid EPS growth delivered again this quarter shows the power of working on the middle of the P&L to improve our business model. Initiatives like Team Service are improving the guest experience as well as generating significant savings for the company. This financial flexibility enables us to invest in ways that attract and delight our guests, all with the goal of delivering increased value to our shareholders,” said Guy Constant, Executive Vice President and Chief Financial Officer.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CST today (Jan. 25). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Feb. 22, 2011.

Additional financial information, including statements of income which detail continuing operations excluding special items, franchise development and royalty fees, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

- SEC Form 10-Q for second quarter fiscal 2011 filing on or before Feb. 7, 2011; and

- Third quarter earnings release, before market opens, April 27, 2011.

About Brinker

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,559 restaurants under the names Chili’s® Grill & Bar (1,514 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 29, 2010	Dec. 23, 2009	Dec. 29, 2010	Dec. 23, 2009
Revenues	$671,886	$705,515	$1,326,779	$1,402,058
Operating Costs and Expenses:
Cost of sales	179,298	207,336	353,778	407,210
Restaurant labor (a)	213,465	227,719	430,611	458,968
Restaurant expenses	162,050	162,403	327,199	336,469
Depreciation and amortization	32,452	34,512	65,025	69,665
General and administrative	31,387	32,368	61,431	67,456
Other gains and charges (b)	2,774	18,042	5,894	20,951

Total operating costs and expenses	621,426	682,380	1,243,938	1,360,719

Operating income	50,460	23,135	82,841	41,339

Interest expense	7,034	6,812	14,230	13,760
Other, net	(2,000)	(1,504)	(3,734)	(3,659)

Income before provision for income taxes	45,426	17,827	72,345	31,238

Provision for income taxes	7,962	2,990	13,450	6,122

Income from continuing operations	37,464	14,837	58,895	25,116

Income from discontinued operations, net of taxes	—	3,487	—	8,975

Net Income	$37,464	$18,324	$58,895	$34,091

Basic net income per share:
Income from continuing operations	$0.41	$0.14	$0.61	$0.25

Income from discontinued operations	$—	$0.04	$—	$0.08

Net income per share	$0.41	$0.18	$0.61	$0.33

Diluted net income per share:
Income from continuing operations	$0.41	$0.14	$0.61	$0.24

Income from discontinued operations	$—	$0.04	$—	$0.09

Net income per share	$0.41	$0.18	$0.61	$0.33

Basic weighted average shares outstanding	90,936	102,481	95,815	102,362

Diluted weighted average shares outstanding	92,111	102,994	96,847	103,005

(a)	Restaurant labor includes all compensation related expenses, including benefits and incentive compensation, for restaurant employees at the general manager level and below. Labor related expenses attributable to multi-restaurant (or above-restaurant) supervision is included in Restaurant expenses.
(b)	Current year Other gains and charges primarily includes long-lived asset impairments of $1.7 million related to the closure and impairment of certain underperforming restaurants and $0.9 million of severance costs. In the first quarter of fiscal 2011, Other gains and charges primarily includes $2.8 million of severance costs. Prior year Other gains and charges primarily includes long-lived asset impairments of $20.7 million related to the closure and impairment of certain underperforming restaurants, partially offset by a $2.8million gain on the sale of 21 restaurants to a franchisee. In the first quarter of fiscal 2010, Other gains and charges primarily includes lease termination charges of $2.2 million.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Dec. 29, 2010	June 30, 2010
	(Unaudited)
ASSETS
Current assets	$325,557	$501,067
Net property and equipment (a)	1,084,768	1,129,077
Total other assets	202,012	221,960

Total assets	$1,612,337	$1,852,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$21,976	$16,866
Current liabilities	410,920	433,011
Long-term debt, less current installments	513,544	524,511
Other liabilities	138,340	148,968
Total shareholders’ equity	527,557	728,748

Total liabilities and shareholders’ equity	$1,612,337	$1,852,104

(a)	At Dec. 29, 2010, the company owned the land and buildings for 189 of the 869 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $142.8 million and $138.0 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twenty-Six Week Periods Ended
	Dec. 29,	Dec. 23,
	2010	2009
Cash Flows From Operating Activities:
Net income	$58,895	$34,091
Income from discontinued operations, net of taxes	—	(8,974)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,025	69,665
Restructure charges and other impairments	4,129	24,146
Changes in assets and liabilities	(58,044)	19,091

Net cash provided by operating activities of continuing operations	70,005	138,019

Cash Flows from Investing Activities:
Payments for property and equipment	(31,842)	(21,307)
Proceeds from sale of assets	6,873	19,568
Investment in equity method investee	(1,556)	—
Decrease in restricted cash	—	29,749

Net cash provided by (used in) investing activities of continuing operations	(26,525)	28,010

Cash Flows from Financing Activities:
Purchases of treasury stock	(251,818)	(2,841)
Payments of dividends	(28,562)	(23,161)
Proceeds from issuances of treasury stock	12,165	469
Payments on long-term debt	(5,564)	(140,544)
Excess tax benefits from stock-based compensation	140	129

Net cash used in financing activities of continuing operations	(273,639)	(165,948)

Cash Flows from Discontinued Operations:
Net cash provided by operating activities	—	18,421
Net cash used in investing activities	—	(2,347)

Net cash provided by discontinued operations	—	16,074

Net change in cash and cash equivalents	(230,159)	16,155
Cash and cash equivalents at beginning of period	344,624	94,156

Cash and cash equivalents at end of period	$114,465	$110,311

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Second Quarter Net Openings/(Closings) Fiscal 2011	Total Restaurants Dec. 29, 2010	Projected Openings Fiscal 2011
Company-Owned Restaurants:
Chili’s	(2)	825	—
Maggiano’s	—	44	—

	(2)	869	—

Franchise Restaurants:
Chili’s	2	470	10-13
International(a)	4	220	35-40

	6	690	45-53

Total Restaurants:
Chili’s	—	1,295	10-13
Maggiano’s	—	44	—
International	4	220	35-40

	4	1,559	45-53

(a)	At Dec. 29, 2010, international franchise restaurants by brand were 219 Chili’s and one Maggiano’s.

Table 3: Q2 comparable restaurant sales adjusted for 53rd week

Q2 11, company-owned and reported brands; percentage

	Oct	Nov	Dec	Q2 11
Company-Owned
Comparable Restaurant Sales	(3.6)	(7.3)	0.0	(3.5)
Adjustment for 53rd week	(0.1)	2.4	(4.1)	(0.6)

Adjusted Comparable Restaurant Sales	(3.7)	(4.9)	(4.1)	(4.1)

Chili’s
Comparable Restaurant Sales	(4.3)	(9.6)	(0.8)	(4.9)
Adjustment for 53rd week	(0.4)	4.0	(5.0)	(0.5)

Adjusted Comparable Restaurant Sales	(4.7)	(5.6)	(5.8)	(5.4)

Maggiano’s
Comparable Restaurant Sales	1.6	9.2	4.2	4.7
Adjustment for 53rd week	1.3	(5.0)	0.0	(1.0)

Adjusted Comparable Restaurant Sales	2.9	4.2	4.2	3.7

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240